Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333 258029

Dated October 25, 2021

(To Preliminary Prospectus dated October 22, 2021)

Free Writing Prospectus

Marpai Inc.

This free writing prospectus relates to the proposed public offering of shares of class A common stock, par value $0.0001 of Marpai, Inc. (the “Company”), which are being registered on a Registration Statement on Form S 1, as amended (No. 333 258029) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated October 22, 2021 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1844392/000110465921129176/0001104659-21-129176-index.htm

We have filed the Registration Statement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from ThinkEquity, Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (877) 436 3673 or e mail: prospectus@think equity.com.

marpaihealth.com SMART Technology Transforming Health Plan Administration IPO Roadshow Presentation October 2021

| 3 Forward Looking Statements The Company has filed a registration statement on Form S - 1 , as amended (Registration No .: 333 - 258029 ) with the Securities and Exchange Commission for the offering to which this presentation relates . Before you invest, you should read the registration statement and other documents that we have filed with the Securities and Exchange Commission for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the Commission’s website at www . sec . gov . All statements in this presentation, other than those relating to historical facts, are "forward - looking statements . ” These forward - looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies ; statements that contain projections of results of operations or of financial condition ; statements relating to the research, development, and use of our platform technologies, technologies, models and modules, products and product offerings ; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future . Forward - looking statements are not guarantees of future performance and are subject to risks and uncertainties . We have based these forward - looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate . Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward - looking statements include, among other things : the overall global economic environment ; the impact of competition and new technologies ; general market, political, and economic conditions in the jurisdictions in which we operate ; projected capital expenditures and liquidity ; changes in our strategy ; government regulations and approvals ; and litigation and regulatory proceedings . We caution you that forward - looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the Registration Statement . In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . Any offering of securities can only be made in compliance with applicable securities laws . You should read carefully the factors described in the “Risk Factors” section of the Registration Statement to better understand the risks and uncertainties inherent in our business and underlying any forward - looking statements . These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward - looking statements . You should not rely upon forward - looking statements as predictions of future events . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by law, we are under no duty to update or revise any of the forward - looking statements, whether as a result of new information, future events or otherwise, after the date of this presentation . These forward - looking statements speak only as of the date of this presentation, and we assume no obligation to update or revise these forward - looking statements for any reason . This presentation is confidential, is intended for the recipient only and thus may not be forwarded, reproduced, redistributed or passed to any other person or published in whole or in part for any purpose . If this document has been received in error, it must be returned immediately to the Company . By receiving this presentation, you become bound by the above - referred confidentiality obligation . Failure to comply with such confidentiality obligation may result in civil, administrative or criminal liabilities . This presentation contains insider information with regard to the Company and/or its securities . Recipients of this presentation should not deal or encourage any other person to deal in the securities of the Company until the transaction described in this presentation is either announced or abandoned by the Company . Dealing in securities of the Company when in possession of insider information would result in liability for breach of insider dealing restrictions under applicable United States law . This presentation is not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, transmission, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction . No communication or information relating to the transaction described herein may be distributed to the public in any jurisdiction in which registration or approval would be required prior to such distribution .

Offering Summary | 4 ISSUER: Marpai , Inc. Listing / Symbol Nasdaq: MRAI Shares Offered 6,250,000 Expected Price $4.00 Expected Offering Size 1 $25,000,000 Use of Proceeds • Fund research and development • Sales and marketing • Repay a portion of the principal amount plus accrued interest on the SQN Convertible Note • Repay the outstanding balance plus accrued interest on the HillCour Promissory Note • General Working Capital Sole Book - Running Manager ThinkEquity 1 Anticipated gross proceeds are assuming a $4.00 initial public offering price and the sale of 6,250,000 shares of common st ock .

Mission Save lives, improve lives, radically reduce healthcare spending Who We Are | 5

Transforming a $1+ Trillion Segment of Healthcare Industry with Deep Learning | 6 Creating Healthier Lives Radically Reducing Healthcare Costs Quality Care Preventative Care Fear & Complexity Transforming Self - Insured Health Plans PREDICTIVE PROACTIVE EFFICIENT AI Deep Learning Goals: Sources: McLellan Consulting Services for $1+ trillion segment of the healthcare industry

Market Our Market: Self - Funded Employers Paying $20+ Billion in Third Party Administration Fees 1 | 7 Fully Insured Health Plan Pay insurance company to handle it all OR GROWING 133k businesses with 50+ employees 3 39M employee lives 4 Pay health costs directly • Use TPA to process & manage • Use Stop Loss to mitigate risk Self Funded Health Plan Employer Sponsored Health Plans 49% of Americans receive employer sponsored health insurance 157M people 2 Employers Sources: 1 Company analysis based on estimated $44 PEPM x 39M employee lives (McLellan Consulting Services) 2 Kaiser Family Foundation 2020 report 3 Kaiser Family Foundation 2020 report, NAICS 4 McLellan Consulting Services

Solid Foundation to Scale | 8 Strong Pipeline for 2021 and beyond Short list of M&A targets (buying books of business) Covering 40K+ Lives 44 States 20k employee lives Serving 60 Clients 15 using AI and Growing Who We Are World - Class Networks including LTM 6/30/21 Revenue: $16.2M Unit Economics: $63 PEPM 2020 VOLUMES: 534k+ Claims Processed $620M Filed Claims $202M Total Paid TOTAL SAVINGS: $418M

Tech Brings Revolutionizing Alternative | 9 TPA’s Pay Less $$ More Risk Low Tech, Cumbersome Self Insured OLD WORLD PAYERS: ESTABLISHED BUCA’s Pay A Lot $$$ No Transparency No Control Fully Insured TECH – FIRST PAYERS Lower Costs Simple, Responsive, Personalized High Automation NEW WORLD PAYERS: TECH - FIRST Taking business from traditional BUCA’s & TPA’s Deep Learning Difference

Search Methods Optimization Methods Logic Planning Probabilistic Reasoning Recommendation Systems Language Processing Perception Robotics Expert Systems Decision Trees Regression Support Vector Machines Nearest Neighbour Bayesian Models Evolutionary Computation Swarm Intelligence Reinforcement Learning Machine Learning Fully Connected Convolutional Recurrent Artificial Neural Networks (Deep Learning) Types of Artificial Intelligence Deep Learning Difference | 10

Machine Learning vs. Deep Learning Raw Data Vector of features Deep Learning Machine Learning Raw Data Greatest leap in accuracy in the history of AI, due to deep learning. Deep Learning Barriers of Entry Increasing Complexity Scarcity of Experts Challenging to Deploy Deep Learning Difference | 11

| 12 Predict High Cost Surgeries and Imaging Predict Chronic Conditions Personalized Health Recommendations FUTURE Potential Marpai AI Applications Present & Future Data Sources Medical Claims Rx Claims SDOH Member Preferences Provider Quality Ratings Network Data Wearable Devices IoT Devices EHR Images Lab Results Provider Schedules Deep Learning Difference + +

Investment Opportunity | 13 High Margin Tech - driven cost reduction High Revenue Growth Superior product offering Organic + Acquisitions Highly Differentiated Predict, Prevent and Protect Who We Are PROPRIETARY ALGORITHMS TECH PLATFORM INNOVATIVE BRAND LOYAL CUSTOMERS MOAT Goal: reduce cost to 1/3 of industry Higher AI - enabled quality care

Our Products | 14 Differentiated Products Proactive Engagement Create Healthier Member Behavior Nudges, reminds, inspires, anticipates, empowers TopCare Match Members with Top Providers Recommends top 10% of providers FutureSight Advantage Predict, Prevent, Protect Early Detection + Intervention = Best Care Proprietary Algorithms SMART Plan Administration Manage and Pay Claims Efficiently Automation of Processes + Elimination of Errors

SMART Plan Administration Making Marpai an efficient TPA | 15 Key Features • Creates efficiencies • Eliminates abuse, cost excesses, errors • Accelerates workflows • Provides 24/7 responsive service • Collects data to yield new insights Blueprint for Acquisitions • Automated 2/3 of system queues • Reduced staff of acquired company by 1/3 • AI eliminated claims errors pre - acceptance • AI simplified e - data transfer • Met 100% of Aetna + Cigna performance metrics Differentiated Products

FutureSight Advantage • Diabetes Type 2 • Cardiovascular Disease • Kidney Disease • COPD • Knee Surgery • Knee Replacement • Knee imaging Now Chronic conditions • Hypertension • Hyperlipidemia • IHD • Heart Failure • Asthma Major Procedures • Abdomen and Pelvic CT • Knee Arthroscopy • Spinal Canal MRI Coming Soon Predicts, Prevents, Protects Chronic and mental health conditions are 90% of annual U.S. healthcare costs | 16 MARPAI PROPRIETARY ALGORITHMS 50 Total - Highest Cost Areas Differentiated Products Source: CDC’s National Center for Chronic Disease Prevention and Health Promotion

Case Study Total Savings $118,739 ROI 397% Recommends Top 10% of Providers Drives Members to High Quality/Lower Cost Care Additional Stop Loss Discount 5% - 10% | 17 220 Employees, 55 referrals Marpai TopCare Differentiated Products

| 18 Variation in Cost of Common Procedures We believe that AI - enabled prediction allows us to guide members to the best care in terms of cost and quality Source: company analysis, actual client data Cost Savings

| 19 Wellness/ Well-being Healthcare/ Beneﬁts Navigation Programs Integration Digital Therapeutics All Together Better ALL TOGETHER BETTER ONE PLATFORM Total Health To empower members to do the right things at the right times with the most qualified providers Friendly nudges, alerts, reminders, content, incentives Proactive Engagement Differentiated Products

Medical Plan Admin , $23 Network Access , $17 Vendor Fees, $21 Marpai TopCare, $2 (Launched in 2021) Expansion of Unit Economics | 20 We plan for the expansion of per employee per month fee (PEPM) to be potentially driven by AI and related new services 6/30/2021 PEPM $63 Financials Drivers of PEPM Growth • Adoption of TopCare by current client base • New AI - driven products • Increased revenue share via preferred vendor program (e.g. care management and telehealth) • Potential revenue from clients’ cost savings • Higher medical plan administration fees

Drivers of Growth | 21 Organic Drivers • Better products, powered by AI • Significant expansion in sales and marketing • Innovative marketing campaigns and events • Tech adoption and growth from existing customers Acquisition Drivers • Analyzed 200 potential targets for roll - up strategy • Targets typically sell at 1x LTM revenue • Top 10 targets total $432M revenue and 581k lives: We believe that Marpai’s deep learning platform has the potential to serve as the foundation for the company to become a disruptive consolidator in the self - funded health plan space Financials New Win: Texas School Districts, +20% employee lives Source: company estimates of targets’ revenues and lives Target Est. Revenue ($M) Est. Lives (000s) Target 1 $100 134 Target 2 $80 108 Target 3 $80 108 Target 4 $60 81 . . . . . . . . . Target 10 $12 16

Use of IPO Proceeds over 24 Months | 22 • R&D Expansion - $8m • Sales & Marketing Expansion - $2m • Debt Paydown - $4m • General Corporate Uses & Acquisition - $7m We believe that we will break even at 55k employee lives Financials R&D Expansion , 38% Sales & Marketing Expansion , 9% Debt Paydown , 18% General Corporate Uses & Acquisition , 35%

Capitalization | 23 1 Includes 930,912 shares from the conversion of convertible notes, assuming a $4.00 IPO offering price. 2 Excludes 781,250 shares which would become issuable in the event $2.5 million of the SQN Convertible Note is converted by the holder thereof, assuming a $4.00 IPO offering price. Post - Split Common Shares Outstanding Pre - IPO 1,2 12,078,214 Warrants ($5.92 WAEP) 1,637,305 Options ($1.77 WAEP) 1,422,112 Fully Diluted Pre - IPO Shares 15,137,631

Public Comps | 24 1 Enterprise value as of September 22, 2021 from Capital IQ 2 TTM Revenue as of June 30, 2021 Name Ticker Enterprise Value (M) TTM Revenue (M) Enterprise Value / Revenue Description Accolade Nasdaq:ACCD $2,788 $194 14.4x Tech and AI focused; member engagement, care management and telehealth for employers Health Catalyst Nasdaq:HCAT $2,626 $216 12.2x Tech and AI focused; big data for health systems, biopharma and payers HealthEquity Nasdaq:HQY $5,409 $741 7.3x Tech focused; provider of health savings accounts and benefits services ShareCare Nasdaq:SHCR $3,216 $332 9.7x Tech focused; health and wellness engagement platform for payers Inovalon Holdings Nasdaq:INOV $7,237 $719 10.1x Tech and AI focused; serves providers, payers, pharmacies and life science organizations C3 AI NYSE:AI $3,775 $195 19.3x AI company; provider of enterprise AI software across industries, including healthcare Teladoc Health NYSE:TDOC $22,559 $1,629 13.8x Tech and AI focused; telehealth and care management for employers, payers and providers Max $22,559 $1,629 19.3x Min $2,626 $194 7.3x Median $3,775 $332 12.2x Average $6,801 $575 12.4x 3 TTM Revenue as of July 31, 2021 4 TTM Revenue as of May 31, 2021 5 TTM Revenue as of September 30, 2020 1 4 2 3 5 2 3 2

Seasoned Leadership Team Edmundo Gonzalez CEO Ronnie Brown COO Alice Roth President of Marpai Labs Eli David Chief Science Advisor Art Hoath CRO Yoram Bibring CFO Yaron Eitan Chairman Who We Are | 25 Board of Directors Edmundo Gonzalez CEO Damien Lamendola Gonen Antebi Independent Director Nominee Jane Cavalier Independent Director Nominee Yaron Eitan Chairman Colleen DiClaudio Independent Director Nominee Vincent Kane Independent Director Nominee

Investment Summary $20+ Billion Market Opportunity | 26 Tech - Driven Strategy with Advanced AI Highly differentiated AI products Growth Model is Working +20% New Lives Implemented 9/1 Predict Health States Prevent Illness & Big Claims + Organic + Acquisitions High Margin Claims Costs Highly Efficient Payer